Exhibit 10.1

THIS SOFTWARE DEVELOPMENT AGREEMENT (“Agreement”) is made on 11th September 2026 (“Effective Date”)

BETWEEN

TREASURE GLOBAL INC (Registration No. 7908921), a company incorporated in State of Delaware and having an address for service at 276, 5th Avenue, Suite 704 #739, New York, NY 10001 (the “Company”) of the one part;

AND

MESTIZ TECHNOLOGY SDN BHD [Company Registration No. 200901010248 (853264-U)], a company incorporated under the laws of Malaysia and having its registered address at Unit 48-2 (2nd Floor), Block A, Plaza Sinar, Jalan 8/38D, Taman Sri Sinar, 51200 Segambut, Kuala Lumpur (the “Developer”) of the other part.

(The Company and the Developer may individually be referred to as a “Party” and collectively as the “Parties”.)

RECITALS:

(A)	The Developer is in the business of, amongst others, technology services activities and has experience in providing application, services, turnkey solutions on the software development in various aspects, including customization, software design layout, enterprise architecture, infrastructure, data integration, BI visualisation, mobile reporting and other intelligent activation.

(B)	The Company now wishes to appoint the Developer to provide the software development and such related services and work product as may be required by the Company from time to time in relation to a centralized Power BI Business Intelligence solution for the Company and its subsidiaries, as more particularly described in Clause 3 of this Agreement (“Scope of Services”), and the Developer desires to perform the Services in accordance with the terms and conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the mutual rights and obligations hereunder, the Parties mutually agree as follows:

1.	DEFINITIONS AND INTERPRETATIONS

1.1	In this Agreement, unless the context otherwise requires, the following terms shall have the meanings ascribed to them below:

“Acceptance Test”	means such tests as may be conducted in accordance with Clause 4 and applicable to the Scope of Services to determine whether any Software Deliverable meets the requirements of this Agreement and the Specification.

“Applicable Laws”	means all applicable provisions of all:

(a) laws, statutes, regulations, constitutions, guidelines, directives, and orders of any governmental authority, rules and regulations;

(b) governmental approvals; and

(c) orders, decisions, injunctions, judgments, awards and decrees of or agreements with any governmental authority.

“Business Day”	means a calendar day not being a Saturday, Sunday or public holiday whereby the licensed bank is opened for general banking business in Selangor, Malaysia, in the State of New York or any city in which the Party is located are authorised or obligated by law or executive order to be closed;

“Change Request”	has the meaning ascribed to it in Clause 9.

“Company Data”	means all data, records, information, content, databases, logs, reports, personal data, analytics outputs, financial data, customer data, operational data, transactional data, loyalty data, wallet data, blockchain data, payment data, and other materials provided by or on behalf of the Company or generated through the system.

“Confidential Information”	has the meaning ascribed to it in Clause 11.

“Deliverables”	means all software, upgrades, enhancements, documentation, reports, source code, object code, databases, configurations, and materials produced by the Developer under this Agreement.

“Documentation”	means all generally available documentation relating to the Software, including all user manuals, operating manuals, and other instructions, specifications, documents, and materials, in any form or media, that describe any component, feature, requirement or other aspect of the Software, including any functionality, testing, operation or use thereof.

“Effective Date”	means the date of this Agreement

“5-Day VWAP”	means the volume weighted average price of the common stock of TGL as reported on Nasdaq Stock Market (or such other exchange on which TGL’s common stock is then listed) for the five (5) consecutive trading days immediately preceding the relevant payment date.

“Implementation Plan”	has the meaning ascribed in Clause 7 hereto.

“Milestone”	means an event or task described in the Implementation Plan under the Scope of Services that must be completed by the corresponding Milestone Date set forth herein.

“Milestone Date”	means the date by which a particular Milestone must be completed as set forth in the Implementation Plan under the Scope of Services.

“Non-Conformity”	means any failure of any

(a) Software to conform to the requirements of this Agreement (including any applicable Scope of Services); or

(b) Software to conform to the requirements of this Agreement or the Specifications or Deliverable therefor.

“Representative”	means, with respect to any person, any and all employees, officers, directors, consultants, advisors and other agents of such person.

“Securities Act”	means the Securities Act of 1933 of the United States of America, as amended from time to time

“Services”	means the services to be provided by the Developer under this Agreement, including the services described in Clause 3 of this Agreement.

“Service Fees”	has the meaning ascribed in Clause 6 hereto.

“Site”	means the physical location designated by the Company in or in accordance with this Agreement or any Scope of Services for delivery and/or installation of any Software.

“Software”	means the centralized Power BI Business Intelligence solution and any other software modules, components, routines or source code developed by the Developer hereunder.

“Software Deliverable”	means any Software, together with the Documentation therefor, required to be delivered as a Milestone as set forth in the Implementation Plan for such Software.

“Specification”	means the specification for the Software set forth in Appendix B hereto.

“TGL Shares”	means shares of common stock of Company

“Term”	has the meaning set forth in Clause 10.

“USD” or “US$”	shall mean the legal currency of the United States of America.

1.2	In this Agreement, unless the context otherwise requires:

(a)	references to clauses, schedules and appendices are references to clauses of, and schedules and appendices to, this Agreement;

(b)	references to any statute or statutory provision include any subordinate legislation made under it and any modification, amendment, re-enactment or replacement thereof;

(c)	words importing the singular include the plural and vice versa, and words importing a gender include every gender;

(d)	references to a “person” include any individual, firm, body corporate, association, partnership, government or state (whether or not having separate legal personality);

(e)	the headings in this Agreement are for convenience only and shall not affect its interpretation;

(f)	references to “writing” or “written” include any method of reproducing words in a legible and non-transitory form, including email;

(g)	references to “include” and “including” shall be construed without limitation;

(h)	references to any document are to that document as amended, varied, supplemented or replaced from time to time (other than in breach of the provisions of this Agreement);

(i)	references to any Party include its successors and permitted assigns;

(j)	any obligation on a Party not to do something includes an obligation not to allow that thing to be done;

(k)	where the day on which any act, matter or thing is to be done is a day other than a Business Day, it shall be done on the next Business Day; and

(l)	references to time of day are to the local time in Malaysia.

1.3	The Recitals set out above form an integral part of this Agreement and shall be read and construed as part hereof.

1.4	The Schedules and Appendices attached hereto form an integral part of this Agreement and shall be read and construed as part hereof.

1.5	In the event of any conflict or inconsistency between the provisions of this Agreement, the following order of precedence shall apply: (a) the Clauses of this Agreement; (b) the Schedules; and (c) the Appendices.

2.	APPOINTMENT

2.1	The Company hereby appoints the Developer, and the Developer hereby accepts such appointment, to perform the Services on a non-exclusive basis, subject to and in accordance with the terms and conditions of this Agreement.

2.2	The Developer shall perform the Services with due skill, care, and diligence, in a professional and workmanlike manner, and in accordance with industry best practices and Applicable Laws.

2.3	The Developer confirms its acceptance of the appointment on the terms set out in this Agreement and shall commence the Services on the Effective Date.

3.	SCOPE OF SERVICES

3.1	The Developer shall perform the Services as described in Appendix A hereto, in accordance with the Specification and the Implementation Plan.

3.2	The Developer shall, at its own cost and expense, provide all personnel, equipment, tools, software licences, and resources necessary for the proper and timely performance of the Services.

3.3	The Company may from time to time request additional services beyond the Scope of Services set out in Appendix A. Any such request shall be subject to the Change Request procedure set forth in Clause 9 of this Agreement, and no additional services shall be performed unless and until a Change Request has been agreed and executed in writing by both Parties.

4.	DELIVERY, TESTING, AND ACCEPTANCE

4.1	The Developer shall deliver each Software Deliverable to the Company on or before the applicable Milestone Date in accordance with the Implementation Plan.

4.2	Upon delivery of each Software Deliverable, the Company shall have fourteen (14) calendar days to conduct User Acceptance Testing (“UAT”) to verify conformity with the Specification.

4.3	If a Software Deliverable fails UAT, the Company shall notify the Developer in writing, specifying each Non-Conformity. The Developer shall remedy all identified Non-Conformities and resubmit the Software Deliverable within fourteen (14) calendar days of such notice.

4.4	If a Software Deliverable fails UAT on three (3) consecutive occasions, the Company shall be entitled to terminate this Agreement by written notice, and the Developer shall refund all Service Fees paid by the Company within fourteen (14) days of such termination.

4.5	A Software Deliverable shall be deemed accepted if the Company does not provide written notice of rejection within the fourteen (14) day UAT period.

5.	UPDATE AND CUSTOMIZATION SERVICE LEVELS

5.1	The Developer shall, throughout the Term, maintain service levels ensuring that all Software and Deliverables remain free from Non-Conformities and operate in accordance with the Specifications.

5.2	Upon notification by the Company of any Non-Conformity, the Developer shall commence remedial action within twenty-four (24) hours and shall rectify such Non-Conformity within the timeframe agreed by the Parties or, where no timeframe is agreed, within seventy-two (72) hours of notification.

5.3	Where the Developer fails to meet the service levels set out in this Clause 5, the Company shall be entitled to service credits equal to two percent (2%) of the applicable Milestone payment for each day of delay, subject to a maximum of ten percent (10%) of the total Service Fees.

5.4	The Developer shall provide the Company with monthly written reports detailing service level performance, any Non-Conformities identified, remedial actions taken, and the status of all pending rectification activities.

6.	CONSIDERATION AND PAYMENT

6.1	In consideration of the performance of the Services, the Company shall pay the Developer the total sum of United States Dollars Two Million (US$2,000,000.00) (the “Service Fees”), payable in accordance with the milestone payment schedule set out in Appendix C, which the Service Fees may, at the Company’s sole and absolute discretion, be satisfied in cash, TGL Shares or any combination thereof in accordance with terms of Appendix C

6.2	The Developer shall submit a detailed invoice to the Company upon completion of each Milestone. The Company shall make payment within seven (7) calendar days from receipt of such invoice by way of wire transfer of immediately available funds to the bank account designated by the Developer in Appendix C.

6.3	All payments shall be made in USD free and clear of any deductions, withholdings, or set-off unless required by Applicable Laws.

6.4	The Service Fees are inclusive of all costs, expenses, and charges necessary for the Developer to perform the Services. No additional fees shall be payable except as agreed pursuant to a Change Request under Clause 9.

7.	IMPLEMENTATION

7.1	The Developer shall, within fourteen (14) days from the Effective Date, prepare and deliver to the Company a detailed implementation plan setting out the activities, Milestone Dates, resource allocation, dependencies, and critical path for the performance of the Services (the “Implementation Plan”). The Implementation Plan shall be subject to the Company’s written approval.

7.2	The Developer shall perform the Services in accordance with the approved Implementation Plan and shall promptly notify the Company in writing of any anticipated delay in achieving any Milestone Date, together with the reasons for such delay and a proposed revised schedule. The Company shall provide reasonable cooperation, access to relevant systems, data, and personnel as reasonably required by the Developer for the performance of the Services.

8.	INDEPENDENT CONTRACTOR STATUS

8.1	The Developer shall perform the Services as an independent contractor. Nothing in this Agreement shall constitute or be deemed to constitute a relationship of employer and employee, partnership, joint venture, or agency between the Company and the Developer.

8.2	The Developer shall be solely responsible for the employment, remuneration, compensation, benefits, taxes, statutory contributions, and all other obligations relating to its personnel engaged in the performance of the Services. The Company shall bear no liability whatsoever in respect of such matters.

8.3	The Developer shall ensure that its personnel comply with all Applicable Laws, including those relating to employment, taxation, immigration, and social security, at the Developer’s sole cost and expense.

9.	CHANGE REQUEST

9.1	Either Party may at any time request a change to the Scope of Services by submitting a written change request to the other Party (a “Change Request”).

9.2	Each Change Request shall specify in reasonable detail:

(a)	the proposed change to the Scope of Services;

(b)	the deliverables affected;

(c)	the proposed timeline for implementation; and

(d)	the estimated cost and any adjustment to the Service Fees.

9.3	No Change Request shall be effective or binding upon either Party unless and until it has been agreed in writing and duly executed by the authorized representatives of both Parties. The Developer shall not commence work on any proposed change prior to such written agreement.

10.	TERM

10.1	This Agreement shall commence on the Effective Date and shall remain in full force and effect for a period of one (1) year from the Effective Date (the “Term”), unless terminated earlier in accordance with Clause 13 of this Agreement.

10.2	Upon expiry of the Term, this Agreement shall automatically terminate without the requirement of any notice by either Party to the other, save that the provisions of this Agreement which by their nature are intended to survive termination or expiry shall continue in full force and effect.

11.	CONFIDENTIALITY

11.1	“Confidential Information” means all information, whether oral, written, electronic, or visual, disclosed by one Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) in connection with this Agreement, including technical, financial, business, operational data, source code, trade secrets, and Company Data.

11.2	The Receiving Party shall: (a) hold all Confidential Information in strict confidence; (b) not disclose it to any third party without the Disclosing Party’s prior written consent; and (c) use it solely for the purposes of this Agreement.

11.3	The obligations in Clause 11.2 do not apply to information that: (a) is or becomes publicly available through no fault of the Receiving Party; (b) was lawfully in the Receiving Party’s possession prior to disclosure; (c) is independently developed without reference to the Confidential Information; or (d) is required to be disclosed by Applicable Laws or order of a court of competent jurisdiction, provided the Receiving Party gives prompt written notice to the Disclosing Party.

11.4	The obligations under this Clause 11 shall survive termination or expiry of this Agreement for a period of five (5) years, provided that obligations relating to source code and proprietary technology shall survive in perpetuity.

11.5	Disclosure to Representatives is permitted solely on a need-to-know basis, provided such Representatives are bound by confidentiality obligations no less restrictive than those contained herein.

11.6	Upon termination or expiry of this Agreement, the Receiving Party shall promptly return or destroy all Confidential Information in its possession and certify such return or destruction in writing upon request by the Disclosing Party.

12.	REPRESENTATIONS, WARRANTIES, AND INDEMNITIES

12.1	The Developer represents and warrants to the Company that:

(a)	it has full power and authority to enter into and perform this Agreement;

(b)	the Services and Deliverables shall conform to the Specifications and this Agreement;

(c)	the Deliverables shall not infringe any third-party intellectual property rights;

(d)	it shall comply with all Applicable Laws in performing the Services.

12.2	The Developer shall indemnify and hold harmless the Company and its Representatives from and against all losses, damages, claims, liabilities, costs, and expenses (including reasonable legal fees) arising out of or in connection with: (a) any breach of the Developer’s representations or warranties under this Clause 12; (b) any infringement of third-party intellectual property rights; or (c) any third-party claims relating to the Developer’s performance of the Services.

13.	TERMINATION

13.1	Either Party may terminate this Agreement by giving written notice to the other Party if:

(a)	the other Party commits a material breach of this Agreement and fails to remedy such breach within thirty (30) days after receipt of written notice specifying the breach;

(b)	the other Party becomes insolvent, enters into liquidation, has a receiver or administrator appointed over its assets, or enters into any arrangement with its creditors;

(c)	the Parties agree in writing to terminate this Agreement; or

(d)	continued performance of this Agreement would cause either Party to be in breach of any Applicable Laws or regulatory requirements.

13.2	Upon termination or expiry of this Agreement for any reason: (a) the Developer shall promptly deliver to the Company all Deliverables, Company Data, Documentation, and Confidential Information of the Company then in its possession; (b) all Service Fees due for Services satisfactorily completed prior to termination shall remain payable; and (c) any provisions which by their nature are intended to survive termination shall continue in full force and effect.

14.	LIABILITY

14.1	Neither Party shall be liable to the other Party for any consequential, indirect, incidental, special, or punitive losses or damages arising out of or in connection with this Agreement, howsoever caused, whether in contract, tort, negligence, or otherwise.

14.2	Each Party shall take all reasonable steps to mitigate any loss or damage it may suffer or incur in connection with this Agreement.

14.3	Nothing in this Clause 14 shall operate to exclude or limit the liability of either Party for breaches of Clause 11 (Confidentiality) or any indemnification obligations arising under Clause 12 of this Agreement.

15.	GOVERNING LAW AND DISPUTE RESOLUTION

15.1	This Agreement shall be governed by and construed in accordance with the laws of Malaysia.

15.2	In the event of any dispute, controversy, or claim arising out of or in connection with this Agreement, including any question regarding its existence, validity, or termination, the Parties shall first attempt to resolve such dispute amicably through mutual consultation and negotiation in good faith.

15.3	If the Parties are unable to resolve the dispute through mutual consultation within thirty (30) days of written notice of the dispute, either Party may submit the dispute to the exclusive jurisdiction of the courts of Malaysia.

16.	ENTIRE AGREEMENT

16.1	This Agreement, together with all Schedules and Appendices hereto, constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior negotiations, representations, undertakings, and agreements, whether written or oral, between the Parties relating thereto.

16.2	Nothing in this Agreement shall operate to limit or exclude any liability to the extent that such liability cannot be lawfully limited or excluded under Applicable Laws.

16.3	No amendment, modification, or variation of this Agreement shall be valid or binding unless made in writing and duly signed by the authorized representatives of both Parties.

17.	NO PARTNERSHIP OR AGENCY

17.1	Nothing in this Agreement shall be construed as creating a partnership, joint venture, or agency relationship between the Company and the Developer. Neither Party shall have, nor shall represent itself as having, any authority to make any commitments, assume any obligations, or incur any liabilities on behalf of the other Party. Neither Party shall hold itself out as a partner, joint venturer, or agent of the other Party, and no Party shall bind or attempt to bind the other Party to any contract, obligation, or undertaking with any third party.

18.	FORCE MAJEURE

18.1	Neither Party shall be liable for any delay or failure in performing its obligations under this Agreement to the extent that such delay or failure results from a Force Majeure Event.

18.2	“Force Majeure Event” means any event beyond the reasonable control of the affected Party, including acts of God, flood, earthquake, storm, fire, epidemic, pandemic, war, armed conflict, terrorism, riot, civil commotion, strikes, lockouts, government action, sanctions, embargo, change in Applicable Laws, power failure, telecommunications failure, or infrastructure failure.

18.3	The affected Party shall notify the other Party in writing within five (5) Business Days of becoming aware of the Force Majeure Event, specifying its nature and estimated duration.

18.4	The affected Party shall use all reasonable endeavours to mitigate the effects of the Force Majeure Event and resume performance of its obligations as soon as practicable.

18.5	If a Force Majeure Event continues for a period exceeding sixty (60) consecutive days, either Party may terminate this Agreement by giving written notice to the other Party, and neither Party shall have any further liability to the other, save for obligations accrued prior to such termination.

19.	ASSIGNMENT

19.1	Neither Party shall assign, transfer, novate, or otherwise dispose of any of its rights or obligations under this Agreement, whether in whole or in part, without the prior written consent of the other Party.

19.2	Any purported assignment, transfer, novation, or disposal made in contravention of Clause 19.1 shall be void and of no effect.

20.	NOTICES

20.1	Any notice, request, demand, or other communication required or permitted under this Agreement shall be in writing and shall be delivered by hand, sent by registered post (prepaid), or transmitted by electronic mail to the relevant Party at the address set out in the Preamble of this Agreement, or to such other address as a Party may notify to the other Party in writing from time to time.

20.2	Any such notice shall be deemed to have been duly served: (a) if delivered by hand, at the time of delivery; (b) if sent by registered post, on the fifth (5th) Business Day after posting; or (c) if transmitted by electronic mail, upon confirmed receipt by the recipient.

21.	SEVERABILITY

21.1	If any provision of this Agreement is held by a court of competent jurisdiction or any governmental authority to be invalid, illegal, or unenforceable under Applicable Laws, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, and all other provisions shall remain in full force and effect. The Parties shall negotiate in good faith to replace the invalid or unenforceable provision with a valid and enforceable provision that achieves, to the greatest extent possible, the economic, business, and other purposes of the original provision.

22.	WAIVER

22.1	No failure or delay by any Party in exercising any right, power, or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power, or remedy preclude any other or further exercise thereof or the exercise of any other right, power, or remedy. Any waiver of any provision of this Agreement shall be effective only if made in writing and signed by the Party granting such waiver, and such waiver shall be limited to the specific instance and purpose for which it is given.

23.	CUMULATIVE RIGHTS

23.1	The rights and remedies of each Party under this Agreement are cumulative and in addition to, and not in substitution for or in limitation of, any rights or remedies available to such Party at law, in equity, by statute, or otherwise. The exercise or enforcement by either Party of any right or remedy under this Agreement shall not preclude or restrict the exercise or enforcement by that Party of any other right or remedy, whether arising under this Agreement or otherwise.

24.	TIME OF THE ESSENCE

24.1	Time shall be of the essence with respect to all dates, deadlines, Milestone Dates, and time periods specified in this Agreement, including those set forth in the Implementation Plan and Appendix C. No extension of time for performance of any obligation shall operate as a waiver of the essentiality of time in respect of any other obligation or any subsequent performance of the same obligation, unless expressly agreed in writing by both Parties.

25.	COUNTERPARTS

25.1	This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all such counterparts shall together constitute one and the same agreement. No counterpart shall be effective until each Party has executed at least one counterpart. Delivery of an executed counterpart by facsimile, electronic mail (including in portable document format), or other electronic transmission shall be as effective as delivery of a manually executed original counterpart.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date first written above.

For and on behalf of	)
TREASURE GLOBAL INC	)
Company Registration No. 7908921)
)

Name: TEO CHONG CHAN Designation: Executive Director

For and on behalf of	)
MESTIZ TECHNOLOGY SDN BHD	)
Company Registration No: 200901010248 (853264-U))
)
Name: DAMANHURI BIN HUSSEIN Designation: Director

APPENDIX A

SCOPE OF SERVICES AND DELIVERABLES

(to be read and construed as an integral part of this Agreement)

This Scope of Services is entered into by and between the Parties and is hereby incorporated into and made a part of the Agreement, effective as of the Effective Date. Unless otherwise defined herein, all capitalised terms used in Scope of Services shall have the meaning given to such terms in this Agreement.

1.	Project Overview

This Scope of Services covers the design, development, integration and implementation of centralised Microsoft Power BI Business Intelligence solution across three (3) business environments:

(a)	Lifestyle Membership and Retail Business;

(b)	Loyalty and Digital Ecosystem Business; and

(c)	Digital Wallet and Fintech Business.

The objective is to transform operational and transactional data into meaningful business intelligence, allowing management to monitor business performance, customer behaviour, financial performance and operational risks through centralized dashboards and reporting.

2.	Project Implementation Sequence

The Services shall be performed in the following sequential phases. Each subsequent phase shall commence upon completion and acceptance of the immediately preceding phase by the Company in accordance with Clause 4 of the Agreement. The overall completion of all phases shall be within the Term as defined in Clause 10 of the Agreement.

Phase	Description	Amount (USD)
Phase 1	Lifestyle Membership and Retail Intelligence	500,000.00
Phase 2	Loyalty and Digital Ecosystem Intelligence (to commence upon completion and acceptance of Phase 1)	500,000.00
Phase 3	Digital Wallet and Fintech Intelligence (to commence upon completion and acceptance of Phase 2)	1,000,000.00
TOTAL		2,000,000.00

3.	Modules and Scope of Services

(a)	Phase 1 – Lifestyle Membership and Retail Intelligence

Module	Description
A. Business and Data Discovery	Business workflow study, existing system and database review, business reporting requirement analysis, management KPI requirement gathering, data mapping and reporting structure.
B. Membership Intelligence	Total active members, new member registration, membership renewal, membership expiry, membership tier analysis, member growth trend, active vs inactive members, member retention rate.

C. Customer Behaviour Analytics	Customer visit frequency, customer spending behaviour, average spending per customer, customer segmentation, customer activity trend, customer lifetime value analysis, customer retention and churn analysis.
D. Outlet Performance Analytics	Sales by outlet, customer visits by outlet, revenue by outlet, average transaction value, outlet performance comparison, product/service performance, peak operating hours, outlet growth trends.
E. Wallet/Credit Analytics	Customer top-up value, credit usage, credit balance, transaction frequency, credit redemption analysis, unused credit monitoring, customer spending patterns, wallet liability reporting.
F. Revenue Intelligence	Daily/weekly/monthly revenue, revenue by customer, revenue by outlet, revenue by product/service, membership revenue, top-up revenue, redemption analysis, revenue trend and comparison.
G. Management Dashboard	Executive business overview, membership dashboard, customer dashboard, outlet dashboard, revenue dashboard, wallet/credit dashboard, management KPI dashboard.
H. Implementation	Power BI dashboard development, data integration, data validation, user acceptance testing, management training, documentation, production rollout.

(b)	Phase 2 – Loyalty and Digital Ecosystem Intelligence

Module	Description
A. Ecosystem Data Integration	User database integration, merchant database integration, transaction data integration, loyalty data integration, reward and redemption data integration, data consolidation for Power BI.
B. User Growth Analytics	Total registered users, active users, new user growth, daily active users, monthly active users, user retention, user segmentation.
C. User Engagement Intelligence	Login frequency, transaction frequency, feature usage, customer activity, engagement trend, active vs inactive users, user behaviour segmentation, customer lifecycle analysis.
D. Loyalty and Reward Analytics	Points issued, points redeemed, outstanding points, redemption rate, reward popularity, loyalty programme participation, reward cost analysis, loyalty engagement trend.
E. Merchant Intelligence	Total active merchants, merchant transaction value, merchant transaction volume, top-performing merchants, merchant category performance, merchant activity, merchant growth, merchant retention.
F. Transaction and Revenue Analytics	Gross transaction value, number of transactions, average transaction value, revenue by merchant, revenue by user segment, revenue growth, transaction trend, revenue contribution analysis.
G. Executive Power BI Dashboard	Ecosystem overview, user growth dashboard, engagement dashboard, loyalty dashboard, merchant dashboard, campaign dashboard, transaction dashboard, executive KPI dashboard.
H. Implementation	Power BI dashboard development, data integration, data modelling, KPI configuration, UAT, management training, documentation, production rollout.

(c)	Phase 3 – Digital Wallet and Fintech Intelligence

Module	Description
A. Fintech Data Architecture	Wallet system data integration, customer account integration, transaction database integration, blockchain data integration, treasury data integration, financial reporting data integration, compliance data integration, centralized Power BI data model.
B. Wallet Intelligence	Total wallets, active wallets, wallet balances, deposit activity, withdrawal activity, transfer activity, transaction volume, transaction value, average wallet balance, wallet activity trends.
C. Transaction Intelligence	Transaction volume, transaction value, transaction type, transaction status, successful/failed transactions, transaction frequency, high-value transactions, unusual transaction patterns, transaction trend analysis.
D. Blockchain and Digital Asset Analytics	Blockchain transaction monitoring, digital asset transaction volume, asset holdings, asset movement, deposit/withdrawal analysis, network transaction analysis, blockchain wallet activity, digital asset exposure reporting.
E. Treasury Intelligence	Treasury balance, asset allocation, cash flow monitoring, inflow/outflow analysis, settlement monitoring, treasury movement, financial exposure, treasury performance dashboard.
F. Customer Intelligence	Active fintech users, customer transaction behaviour, customer wallet value, customer segmentation, high-value users, transaction frequency, customer activity trends, customer lifetime value.
G. Compliance and Management Reporting	Transaction audit reporting, customer activity reporting, wallet activity reporting, risk reporting, compliance KPI monitoring, management reporting, historical audit trail, regulatory reporting support.
H. Predictive Business Intelligence	Transaction trend forecasting, wallet growth forecasting, liquidity forecasting, customer activity prediction, revenue forecasting, risk trend analysis, predictive KPI monitoring, management decision-support analytics.
I. Executive Fintech Dashboard	Wallet overview, transaction dashboard, blockchain dashboard, treasury dashboard, customer dashboard, risk and fraud dashboard, financial dashboard, compliance dashboard, executive fintech KPI dashboard.
J. Implementation and Security	Power BI architecture, data integration, data modelling, role-based dashboard access, data security configuration, data validation, UAT, management training, technical documentation, production rollout.

4.	Project Deliverables and Business Outcome

(A)	The overall project will deliver

(i)	Centralized Power BI Business Intelligence Platform

(ii)	Executive Management Dashboard

(iii)	Membership Intelligence Dashboard

(iv)	Customer Behaviour Dashboard

(v)	Outlet Performance Dashboard

(vi)	Loyalty and Rewards Dashboard

(vii)	Merchant Performance Dashboard

(viii)	Campaign Performance Dashboard

(ix)	Wallet Intelligence Dashboard

(x)	Transaction Intelligence Dashboard

(xi)	Blockchain Intelligence Dashboard

(xii)	Treasury Dashboard

(xiii)	Risk and Fraud Monitoring Dashboard

(xiv)	Financial and Compliance Reporting

(xv)	KPI Monitoring Framework

(xvi)	Data Integration Framework

(xvii)	Management Reporting Framework

(xviii)	User Training and Documentation

(B)	Upon completion, management will have a centralized Business Intelligence environment capable of providing visibility across three different business models. Key business information will be consolidated into Power BI dashboards for management review, enabling management to:

(i)	understand business performance;

(ii)	monitor customer behaviour;

(iii)	identify revenue opportunities;

(iv)	improve customer retention;

(v)	measure campaign performance;

(vi)	monitor wallet and transaction activities;

(vii)	improve financial visibility;

(viii)	identify operational and financial risks;

(ix)	improve management reporting; and

(x)	support faster and more informed business decisions.

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APPENDIX B

SPECIFICATION

(to be read and construed as an integral part of this Agreement)

This Appendix spells out the list and particulars of the Specification to be provided by the Developer to the Company under this Agreement

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APPENDIX C

METHOD AND MILESTONE OF PAYMENT

(to be read and construed as an integral part of this Agreement)

1.	Service Fee and Method of Payment

1.1	The Company shall have the absolute and sole discretion to determine whether the Service Fee (or any part thereof) shall be satisfied by way of:

(a)	payment of cash in USD; or

(b)	issuance and allotment of TGL Shares; or

(c)	any combination of cash and TGL Shares

and the Developer hereby acknowledges and agrees that the election of payment method shall be at the Company’s sole and absolute discretion for each payment milestone.

1.2	Where the Company elects to satisfy any payment in TGL Shares:

(a)	for the first payment under Milestone 1 (Phase 1), the issue price per TGL Shares shall be based on the closing price of the common stock of TGL on the trading day immediately preceding the date of this Agreement;

(b)	for all subsequent milestone payments, the issue price per TGL Shares shall be based on closing price of the Company’s common stock one (1) trading day immediately preceding the date of receipt of notice of mobilisation of the phases;

(c)	the TGL Shares shall be issued on a restricted stock basis for a period of six (6) months from the date of issuance, subject to compliance with Rule 144 of the Securities Act;

(d)	certificates or book entries representing the TGL Shares shall bear a restrictive legend as required by applicable securities laws. The Developer acknowledges and agrees that, during the restricted period of six (6) months, it shall not sell, transfer, pledge or otherwise dispose of the TGL Shares except in compliance with Rule 144 of the Securities Act. Any transfer or disposition shall be subject to prior written notice to the Company;

(e)	upon expiration of the six (6) months restricted period and upon compliance with the requirements of Rule 144 of the Securities Act, the restrictions on the TGL Shares shall be released and the Developer may transfer or dispose of the TGL Shares subject to the Securities Act and any other applicable laws; and

(f)	the Company agrees to issue and allot the relevant TGL Shares within ten (10) Business Day from the relevant payment date.

1.3	In consideration of the performance of the Developer of its obligations and the provision of the Scope of Services pursuant to this Agreement, unless otherwise agreed by the Parties in writing, the Company shall pay to the Developer the total sum of United States Dollar Two Million (US$2,000,000.00) (“Service Fees”), payable in accordance with the method of payment set forth in Section 1.1 and 1.2 above and in the milestone schedule below:

Milestone	Description	Amount
1	Upon signing this Agreement and mobilisation of the phase 1	United States Dollar Five Hundred Thousand (US$500,000.00) only
2	Upon mobilisation of the Phase 2 (Loyalty and Digital Ecosystem Intelligence)	United States Dollar Five Hundred Thousand (US$500,000.00) only
3	Upon mobilisation of the Phase 3 (Digital Wallet and Fintech Intelligence)	United States Dollar One Million (US$1,000,000.00) only
TOTAL		United States Dollar Two Million (US$2,000,000.00) only

1.4	Where the Company elects to satisfy Milestone 1 in cash (whether in whole or part), the Company shall pay the cash component of the Milestone 1 to the Developer within two (2) days from the Effective Date by wire transfer of immediately available funds to the bank account designated by the Developer in accordance with Section 1.5 below.

1.5	All such cash payment to be transferred to the Developer by the Company shall be made to the following bank account:

Accountholder	:	Mestiz Technology Sdn Bhd
Account Number	:	512222123210
Bank Name	:	Maybank Berhad
Bank Routing / Swift Code	:	MBBEMYKL
Bank Address	:	Floor 8, Menara Maybank, 100 Jalan Tun Perak, 50050 Kuala Lumpur

1.6	The Developer shall submit a detailed invoice to the Company, outlining such part of the Service Fees due and payable and the Company shall make the payment within seven (7) calendar days from the Company’s receipt of the invoice. Where the Company elects to satisfy any part of such invoice in TGL Shares, the Company shall notify the Developer in writing of such election within three (3) calendar days from receipt of the invoice, and shall issue and allot the relevant TGL Shares in accordance with Section 1.2 above.

1.7	The Company may, at its sole discretion, make any payment prior to the applicable due date, including prepayment of any milestone instalment or the full Service Fees.

1.8	Pursuant to Clause 9 and if any additional services are to be provided by the Developer at the request of the Company, beyond and above the Scope of Services in this Agreement, the Parties shall agree upon such additional services and the scope of services, deliverables, timelines and associated expenses. Such Change Request shall be reduced in writing after both Parties have agreed to the terms and conditions.

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